Exhibit 99.1
PR-017

IDT Press Contact:         IDT Investor Contact:

Graham Robertson IDT Corporate Marketing Phone: (408) 284-2766 Email: graham.robertson@idt.com	Mike Knapp IDT Investor Relations Phone: (408) 284-6515 Email: mike.knapp@IDT.com

IDT Acquires NXP’s Data Converter Assets and Alvand Technologies

High-speed Data Converters Increase IDT’s Silicon Content in Wireless Infrastructure;

Acquisitions Enable Company to Offer Customers Complete Base Station Signal Chain Solution

SAN JOSE, Calif., July 19, 2012 – Integrated Device Technology, Inc. (IDT®; NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, today announced that it has acquired NXP’s high-speed data converter assets and Alvand Technologies, a leading analog IP company specializing in data converters. Terms of the deals were not disclosed.
These transactions solidify IDT’s leading position as a comprehensive solutions provider for wireless infrastructure. The Company can now offer its customers a one-stop shop for wireless base stations, including radio frequency (RF) components, analog-to-digital converters (ADCs), digital-to-analog converters (DACs), Serial RapidIO® switches and bridges, high-performance timing devices, data compression IP, and power management ICs. The acquisitions increase the Company’s dollar content in the base station by offering all the key components in the signal chain.
“High-speed analog-to-digital and digital-to-analog conversion are the key performance-determining functions on the base station radio card, but – until now – they have been a gap in our portfolio,” said Dr. Ted Tewksbury, president and CEO at IDT. “Over 10 months in the making, this pair of complementary acquisitions enables us to deliver what our customers have been asking for – a complete signal chain lineup from antenna to network. NXP’s existing data converter portfolio provides leading-edge products today, while Alvand Technologies provides critical IP needed for our next-generation roadmap. Having access to all the critical analog and digital functions in the base station uniquely positions IDT to optimize our customers’ system-level performance, power, cost and time-to-market.”
Tewksbury continued, “This completes the acquisition program to realize our mission of delivering system-level analog and digital solutions for communications infrastructure and enterprise computing. With our strategic repositioning now completed, our attention is focused on closing and integrating the recently announced acquisitions, optimizing our cost structure to meet our previously stated operating margin targets, and delivering superior financial returns to shareholders.”

About IDT Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

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